Exhibit 10.2

Translated to English

Smile.Communications Ltd.

Registered Debentures (Series A)

Number ______ par value ______ of a series of NIS __________

1.

This certificate testifies that Smile.Communuications Ltd. (the “Company”) will pay the bearer, __________________________ (“Holder”) or any person that is at that time the registered Holder of this Debenture, on the 15th day of March of each of the years 2009 through 2016 (inclusive), 12.5% of the par value of this Debenture. The principal of the Debenture will be indexed to the Consumer Price Index published in February 2007 in respect of January 2007.

2.	The unpaid balance of the principal of the Debenture (as in effect be from time to time) after indexation to the Index as stated above, shall bear 5.85% interest per annum. The principal shall be indexed to the Consumer Price Index published in February 2007 in respect of January 2007, on the terms set forth below.

3.	In the event that the Debentures are registered on the TASE, in accordance with a resolution of the Company as provided in the Overleaf Terms, the Interest rate fixed in Section 2 above will be adjusted, and commencing on the date of such registration, the unpaid balance of the principal of the Debentures (as in effect from time to time) after indexation to the Index in accordance with the Overleaf Terms, shall bear annual interest at a rate to be determined by tender, which shall not exceed 4.75% and shall not be less than 4.25%. The principal shall be indexed to the Consumer Price Index published in February 2007 in respect of January 2007, on the terms set forth below.

4.

The Interest in respect of the unpaid balance of the principal of the Debentures (after indexation to the Index) shall be paid once every 12 months, on the 15th day of March of each of the years 2009 – 2016, for the 12-month period ended on the last day prior to such payment (the “Interest Period”). Notwithstanding the foregoing, the first interest payment will be made on March 15, 2009 for the period as of the first payment for the Debentures through March 14, 2009, on a 365-day basis, and the last interest payment will be made on March 15, 2016, together with the last payment of the principal of the Debenture.

5.	Income tax shall be withheld as necessary from any payment of Interest and/or indexation, but the Company shall not withhold if prior to making the payment, the Debenture-Holder presents to the Company certification from the tax authorities that such Holder has full or partial exemption.

6.	Any amount, principal or Interest, which is not paid as scheduled, shall bear late interest at the compulsory interest rate on unauthorized overdraws at Israel Discount Bank Ltd. at that time, accruing from the date scheduled for payment through the date of actual payment.

7.	The Debentures from this Series are issued in accordance with the Trust Deed dated March 8, 2007, by and between the Company, of the first part, and Schiff Hasenperetz Trustees (2004) Ltd. as Trustee, of the second part (“Trust Deed”), and the exhibits thereto. The provisions of the Trust Deed constitute an integral part of Debentures.

8.	All the Debentures from this Series shall rank pari passu with one another.

9.	This Debenture is issued pursuant and subject to the Overleaf Terms and the Trust Deed.

Sealed by the Company stamp this ___ day of _____________, 2007

Witness: _________________________________

OVERLEAF TERMS

1.	Interpretation and terms of the Debentures

1.1	In these Debentures, the following terms shall have the meanings ascribed to them below, unless another meaning is implied from the context:

“Debentures” or “Debentures Series” or “Debentures Series A”	The Debentures (Series A) that will be issued by the Company pursuant to a resolution of the Board of Directors of the Company, and additional Debentures that will be issued as part of this series, if issued;

“Register”	The Register in which the Holders will be listed as holding this Debenture, and which will document all the other details noted in Section 9 below;

“Debenture-Holder” or “Holder” or “Eligible Person”	A Debenture-Holder and/or any person to whom his interest will inure and/or any transferee of the Debenture-Holder, subject to the terms set out below;

“Debenture-Holders”	The persons whose names are listed at the relevant time in the Register , and in case of a co- Holders, the co-Holder who is named first in the Register;

“Principal”	The amount of the principal stated on this Debenture (Series A);

“Interest”	As defined in Section 2 below;

“Series of Debentures” or “Series”	Debentures issued by the Company together with this Debenture (Series A), as well as debentures that will be issued by the Company on later dates, whose terms are identical to those of this Debenture and the issuance of which shall be subject to the provisions of this Debenture with regard to issuance of additional debentures of this Series;

“Business Day” or “Bank Business Day”	Any day on which the banks or most of the banks in Israel are open for business;

“Rating Company”	Midroog Ltd. or any other rating company as defined in the Second Addendum to the Securities Regulations (Details, structure and form of the prospectus), 5729-1969, with which the Company has engaged for the purpose of rating the Debentures (Series A);

“Shareholder Loan”	The NIS 157,000,000 balance of the debt at the date of execution of the Trust Deed in respect of the Debentures (Series A), which the Company owes the parent company, including interest, if any, on such amount;

“TASE”	The Tel Aviv Stock Exchange Ltd.

1.2	The terms used in this document are written in the masculine for reasons of convenience, and shall include the feminine gender.

1.3	The Company will issue Debentures, NIS 1.00 par value each, up to an aggregate par value of NIS 425,000,000, at a price of 100% of their par value, on the terms set out below, in 425,000,000 units, by way of a tender for the interest rate on the Debentures (Series A). Each unit will consist of NIS 1 par value of Debentures (Series A) at a price of 100% of their par value.

1.4	In the event that the immediate proceeds of the issuance under the tender shall be less than NIS 200,000,000, the Company shall be entitled to cancel the issuance, and in such case the Debentures (Series A) shall not be issued, money shall not be collected from subscribers and the Company shall have no obligations under this Deed or the documents ancillary thereto, including toward the Trustee or toward the Holders, nor will the Company have any obligation to make any payment and/or commission with respect to such private issuance.

1.5	As of the date of the issuance, Midroog Co. has given the Debentures an A1 rating.

1.6

On 15th of March of each of the years 2009 through 2016, inclusive, the Company will redeem 12.5% of the par value of the original principal of the Debentures plus indexation as provided in Section 4 below. The Debentures shall bear annual Interest at the rate stated in Section 2 below, which is indexed to the Consumer Price Index commencing from the Index known on the date of this Debenture, which is the Index published in February 2007 in respect of January 2007. Interest will be paid on the indexed Principal as stated above.

1.7	Registration of the Debentures (Series A)

1.7.1	The Company intends, subject to approval by the Israel Securities Authority and the TASE, to take steps to cause the registration of the Debentures (Series A) on the TASE, and subject to a prospectus (“Registration” and “Prospectus”).

1.7.2	In the event that the Debentures (Series A) are not registered for by December 5, 2007, any or all of the Holders may, after such date and through December 31, 2007 (“Early Repayment Period”), demand early repayment of the Debentures (Series A) by the Company (“Early Repayment Demand” and “Redeemed Debentures”, respectively).

1.7.3	The amount to be paid to the Debenture-Holders in case of such early repayment (“Early Repayment Amount”) shall be the higher of (a) the obligation under the Debentures (i.e. Principal plus Interest and indexation accrued through the date of the Company’s notice of early repayment); (b) the cash flow balance expected from the Debentures (Principal plus Interest and indexation) up to the original date of payment of the Debentures, capitalized at the Interest stated in the Interest Rates table, in accordance with the average life expectancy and the latest rating, as effective on the Early Repayment Date.

1.7.4	Such early repayment of the Debentures (Series A) shall not entitle the person that held such Redeemed Debentures to payment of Interest and/or any other payment in respect of the period after the Early Repayment Date.

1.7.5	Such Early Repayment Demand by any or all of the Holders shall be submitted in writing to the Company at its address as it appears in the Trust Deed, and shall include any information as the Company may request, at its absolute discretion. An Early Repayment Demand can be submitted to the Company on any trading day during the Early Repayment Period. Early repayment shall be effected no later than forty-five (45) days from the actual date of submission of the Early Repayment Demand to the Company.

1.7.6	Non-publication of the Prospectus and/or non-completion of the Registration shall not constitute violation of the provisions of this Deed and shall not entitle Holders to any right other than their right to early repayment as provided above and/or any other right noted expressly in the Trust Deed in connection with non-publication of the Prospectus and/or non-completion of the Registration.

1.7.7	All the expenses in connection with effectuating the Registration and publication of the Prospectus shall be borne by the Company.

1.8	Until Registration for Trading is effected, if effected, and after the private placement, subject to the TASE Regulations and/or the regulations of the TASE clearing house, including any directive or instruction given thereunder, the Company shall, within a reasonable time after the private placement, take steps to cause the Debentures to be registered on the TASE clearing house, which will grant clearing services with respect to the Debentures. In addition, the Company shall take steps to cause registration of the Debentures on Nashir (a clearing and depositary system for securities issued to institutional investors under a prospectus), and shall file an application for such registration no later than 60 days after the date of the private placement. All the registration expenses referred to in this Section shall be borne by the Company.

1.9	The Company may, from time to time, issue additional debentures in this series, on the same terms as those of the Debentures, at any price and in any manner as the Company may deem fit, at any discount rate, whether the same as or different from (higher or lower) that of the Debentures (Series A), provided that as a result of such issuance the rating of the Debentures shall not fall below the rating of the Debentures (Series A) immediately prior to the date of the issuance of such additional debentures. The Company shall notify the Trustee of any such issuance. The Trust Deed shall govern any such additional Debentures (Series A) issued by the Company. The additional Debentures (Series A) shall not entitle their Holders to Interest in respect of the Interest periods that ended prior to issuance of such additional Debentures. The Company shall apply to the TASE for Registration of any additional Debentures (Series A) issued as stipulated above.

1.10	The Company reserves the absolute right to issue securities and/or to additional series of debentures at any time, whether or not convertible into shares of the Company, and on terms of redemption, interest, indexation, priority in the event of liquidation, and other terms, all as the Company may deem fit, and regardless of whether they rank pari passu with, behind or before the Debentures.

1.11

Should the discount rate fixed for the Debentures following issuance of additional Debentures from the same series differ from the discount rate of the Debentures of the same series at such time (the debentures issued as described below shall be issued without a discount), the Company shall apply to the tax authority before issuing the additional Debentures, for confirmation that for the purposes of the tax withholding from the discounted amounts in respect of the Debentures of the same series, a uniform discount rate will be fixed for all Debentures of the same series, according to a formula that weights the various discount rates (if any) in the same series. In the event of receipt of such confirmation, the Company shall compute the weighted discount rate in respect of all the Debentures (Series A) and shall deduct tax on the date of payment of the Debentures (Series A) at such weighted rate and in accordance with the provisions of the law. If such confirmation is not obtained, the Company shall notify the Trustee, immediately prior to issuance of the additional Debentures, of the highest discount rate generated in respect of the Debentures (Series A).

The Company shall withhold tax at the time of payment of the Debentures (Series A), at such discount rate. Consequently, there may be cases in which the Company will withhold tax in respect of discount amounts at a rate that exceeds those originally fixed, from any person that held the Debentures prior to issuance of the additional Debentures (Series A). In such case, a taxpayer who held Debentures (Series A) prior to issuuance of the additional Debentures (Series A) and through repayment of the Debentures (Series A), shall be entitled to file a tax return and to receive a rebate of the tax withheld from the discount amount, to the extent that such taxpayer is entitled to such rebate by law.

1.12	The Company undertakes not to create any security interest (fixed or floating charge) on the any or all of the assets of the Company, until repayment of the Debentures (Series A) in full – except with the consent of the Debenture-Holders (Series A) by a simple majority (50%) at a general meeting of the Debenture-Holders (Series A). At the date of execution of the Trust Deed, no charges are registered on the Company’s assets.

1.13	At the request of the Trustee, the Company shall deliver to the Trustee confirmation of its legal counsel that the Company has not created any security interest on its assets, together with an up-to-date printout of the Registrar of Companies.

1.14	The Company covenants not to repay the Shareholder Loan in full or in part as long as the ratio of the net financial debt (as defined (net): the aggregate bank debt, the debt to the Debenture-Holders, the debt to the infrastructure capacity vendors, a dividend announced less cash, cash equivalent, and any negotiable securities portfolio) after full repayment of the Shareholder Loan or part of it, to the EBITDA of the last four quarters, is higher than 2 at the end of each quarter according to the reviewed or audited financial statements, as the case may be. If this ratio falls below 2, the Company may repay the Shareholder Loan, provided that after full or partial repayment of the Shareholder Loan, the aforementioned ratio shall not exceed 2.

21 days prior to any repayment of the Shareholder Loan, the Company shall deliver to the Trustee a Company report, approved by its auditor, regarding the Company’s compliance with the terms of this Section immediately after repayment of the Loan.

1.15	The Company covenants that if it is determined that the Shareholder Loan bears interest, such interest shall accrue and be paid only at the time of repayment of any part of the principal of the Shareholder Loan and on such part.

1.16

For the avoidance of doubt, it is hereby stated that the Trustee has no duty to examine, and has not examined, the need to provide collateral in order to secure the payments to Debenture-Holders. By engaging in the Trust Deed and consenting to serve as trustee for the Debenture-Holders, the Trustee is not giving his opinion, express or implied, as to the ability of the Company to meet its obligations towards the Debenture-Holders. The foregoing shall not derogate from the obligations of the Trustee under the law and/or the Trust Deed, nor shall it derogate from the duty of the Trustee (insofar as it applies to the Trustee by law) to examine the influence of changes in the Company from the date of issuance onwards, to the extent that such changes could have an adverse effect on the ability of the Company to meet its obligations to the Debenture-Holders.

2.	Interest

2.1	The unpaid balance of the Principal (as will be from time to time) and after indexation to the Index as aforesaid, shall bear 5.85% Interest per annum. The Principal shall be indexed to the Consumer Price Index published in February 2007 in respect of January 2007, on the terms described below.

2.2	If the Debentures are registered on the TASE, in accordance with the decision of the Company as provided in Section 2.7 below, the Interest rate noted in Section 2.1 above shall vary, and commencing from the date of Registration of the Debentures, the unpaid balance of the Principal (as will be from time to time) and after indexation to the Index as described below, shall bear annual Interest at the rate that will be determined by tender, which shall not exceed 4.75% and shall not be less than 4.25%. The Principal shall be indexed to the Consumer Price Index published in February 2007 in respect of January 2007, on the terms described below. The Company shall notify the TASE, at least four trading days in advance, of any change in the Interest rate.

2.3

The Interest in respect of the unpaid balance of the Principal (after indexation of the Principal to the Index), shall be paid once every 12 months, on the 15th day of March of each of the years 2009 – 2016, each time with respect to the 12-month period ended on the last day prior to such date (“Interest Period”).

2.4	Notwithstanding the provisions of Section 2.3 above, the first Interest payment shall be made on March 15, 2009 for the period from March 8, 2007 through March 14, 2009, on a 365-day basis. The first Interest rate shall be 11.83%. The Company shall notify the TASE at least four trading days in advance of any change in this Interest rate. The last payment of the Interest shall be made on March 15, 2016, together with payment of the last installment of the Principal.

2.5	Income tax shall be withheld as necessary from any payment of Interest and/or indexation, but the Company shall not withhold if prior to making the payment, the Debenture-Holder presents to the Company certification from the tax authorities that such Holder has full or partial exemption.

2.6	Any amount, principal or Interest, which is not paid as scheduled, shall bear late interest at the compulsory interest rate on unauthorized overdraws at Israel Discount Bank Ltd. at that time, accruing from the date scheduled for payment through the date of actual payment.

3.	Repayment of the principal

On the 15th day of March of each of the years 2009 – 2016 (inclusive), the Company shall redeem 12.5% of the original amount of the Principal after indexation to the Index, all in accordance with the indexation terms set forth in Section 4 below.

Such repayment shall be made in accordance with the provisions of Section 5 below, and upon such payment, the par value of the Debentures shall automatically be reduced according to the balance of the par value as in effect after each payment.

4.	Payment of and Interest on the Principal

In this Section, the following terms shall have the meaning ascribed to them below:

“Consumer Price Index” or “ Index”	The price index know as the Consumer Price Index, including fruits and vegetables, which is published by the Central Bureau of Statistics and Economic Research, and including such Index even if published by another official body or institution, and including any official index that may replace it, whether or not it is based on the same data as those on which the Index is currently based. In the event that the Index is replaced by another index published by such body or institution, and such body or institution did not determine the ratio between the new Index and the replaced Index, the ratio shall be fixed by the Central Bureau of Statistics, and if it is not, then it shall be fixed by an entity on which the Company and the Trustee shall agree, and if they fail to reach such agreement, by an entity that shall be named by the President of the Institute of Certified Accountants in Israel.

“ Payment Index”	The last Consumer Price Index known on the date of any payment of the Principal or the Interest.

“ Base Index”	The Index published on February 2007 in respect of January 2007.

4.1	The Principal shall be linked to the Consumer Price Index at the Base Index rate.

4.2	Each payment of the Principal shall be effected together with indexation, such that each payment shall be increased prorated to the increase of the Payment Index over the Base Index.

4.3	Should it transpire on the date of any payment of the Principal that the Payment Index is the same as or lower than the Base Index, the Base Index shall serve as Payment Index.

4.4	Interest shall be paid on the balance of the amount of the Principal, as increased prorate to the increase of the Payment Index over the Base Index. Should it transpire on the date of any Interest payment that the Payment Index is the same as or lower than the Base Index, the Base Index shall serve as Payment Index.

5.	Principal and Interest payments

5.1	All payments of the Principal and/or Interest shall be made on the dates stated in Section 2 and Section 3 above, and in accordance with the terms set forth therein, to persons named in the Register of Debenture-Holders at the end of the third Business Day of the month in which such payment is made(“Date of Record”). The last payment of the Debentures (Principal and Interest) shall be made against delivery of the Debenture certificates to the Company at its registered office, and at any other location of which it gives notice.

5.2	The payment to Eligible Persons shall be made by check or by bank transfer to such bank account of the persons named in the Register of Debenture-Holders, as each Debenture-Holder shall provide to the Company ahead of time, in accordance with the provisions of Section 5.3 below. Payments shall be made in accordance with the indexation terms as provided in Section 4 above. If the Company is unable, for any reason, to pay any such amount to the Eligible Persons, it shall deposit the relevant amount with the Trustee as provided in Section 6.2 below.

5.3	A Debenture-Holder who wishes to notify the Company of the details of the bank account to be credited with the payment under the Debenture as provided in Section 5.2 above, or of a change in such account details or his address, can do so by written notice delivered by registered mail to the Company, but the Company shall comply with such instruction only if it is received at its registered office at least 30 days prior to the date fixed for making any payment in respect of the Debentures. In the event that the notice is received by the Company less than 30 days before such date, the Company shall effect payment to such new account or address only in relation to payments whose date is subsequent to the first date of payment close after receipt of such notice.

5.4	In the event that a person entitled to payment fails to deliver written details of his bank account to the Company, payment shall be made by check sent by registered mail to the last address written in the Register of Debenture-Holders. Delivery of a check to an Eligible Person by registered mail as aforesaid shall, for all intents and purposes, be deemed payment of the amount of the check, on the date of its dispatch by mail as aforesaid, provided that it is honored upon its proper presentation for collection.

5.5	If the date fixed for any payment of Principal or Interest falls on a day that is not a Business Day, actual payment shall be postponed to the first Business Day thereafter.

5.6	At the time of any payment of Interest or any installment of the Principal, Interest and indexation as set forth herein, the Holder shall present to the Company the Debenture in respect of which such payments are made, and the Company shall create a notice on the face of the Debenture stating the amounts paid and the date of their payment. The Company may, in special cases, at its discretion, waive presentation of the Debenture subject to receipt of a letter of indemnity or other satisfactory guarantee in respect of losses that it might incur due to failure to create such notice on the Debenture, all at the discretion of the Company. Notwithstanding the foregoing, the Company may, at its discretion, keep any other records of such partial payments.

5.7	The Company may make the aforementioned payments through the TASE clearing house.

6.	Default for a reason beyond the Company’s control

6.1	Any amount payable to a Debenture-Holder and which was not actually paid for a reason dependent on the Debenture-Holder although the Company was ready to pay it, shall cease to bear Interest and indexation from the date fixed for its payment, and the Debenture-Holder shall be entitled only to such amounts of the Principal, indexation or Interest, to which he was entitled on the date fixed for that payment.

6.2	In the event that such amount was not paid within 14 days of the date fixed for payment, the Company shall transfer it to the Trustee, who shall hold it in trust for the Debenture-Holder, and such holding shall be deemed payment of that amount to the Debenture-Holder. The Company shall notify the Debenture-Holder, at the address in its records, of such deposit. If that amount was the last payment – the holding in trust shall be deemed redemption of the Debenture.

6.3	All the amounts held by the Trustee shall be deposited in a bank, in trust for Debenture-Holders, and shall be invested in securities of the State of Israel or in shekel deposits, all at the Trustee’s discretion and subject to the provisions of any law. The Trustee shall transfer to the Debenture-Holders the monies accrued on the deposit and deriving from liquidation of their investment, net of expenses and trust account management fees and net of any statutory tax. Payment shall be made against presentation of such evidence acceptable to the Trustee concerning the entitlement of the Holder to receive it.

6.4	At the end of a year from the final date for repayment of the Debentures, the Trustee shall return the amounts accumulated in its possession to the Company, net of hitsis expenses, and the Company shall hold them in trust and invest them as described above, for the Debenture-Holders. The Company shall give the Trustee confirmation of the return of the foregong amounts and of their receipt in trust for the Debenture-Holders.

7.	Splits

One certificate shall be issued to each Holder, representing all of the Debentures held by such Holder. Each certificate may be split into several certificates such that the aggregate par value of the resulting Debentures represented thereby, equals the par value of the original Debenture, provided that the par value of the new certificates are denominated in multiples of NIS 1.00, and in the event of any remainder, another certificate shall be created for same. The split certificates shall be delivered to the Holder against the delivery of the original Debenture certificate to the Company at its registered address.

8.	Transfer of a Debenture

This Debenture and the rights attaching to it can be transferred, provided that the transferee is an investor, as defined in the First Addendum to the Law. The transfer shall be go subject to the following terms:

8.1	Debentures may be transferred by a deed of transfer in an accepted form, properly executed by the registered owner or his legal representatives, and delivered to the Company at its registered office together with the Debenture certificate to which the transfer relates and any other evidence required by the Company as evidence of the transferor’s right to transfer it. If any compulsory payment is applicable by law to such deed of transfer, proof of payment to the Company’s satisfaction shall be delivered to the Company.

8.2	In the event of transfer of only part of the stated Principal amount of the Debenture, subject to the provisions of Section 7 above, the certificate must first be split into the applicable number of Debenture certificates, such that the total of all the Principal amounts designated on the post-split certificates shall be equal to the Principal designated on the original Debenture certificate.

8.3	Subject to satisfaction of the foregoing conditions, the transfer shall be recorded in the Register and on the Debenture certificates being transferred, which shall be delivered to the transferee, and all the terms set forth in this Debenture shall apply to the transferee, such that wherever it says the words “the Debenture-Holder”, it shall be deemed to say “the transferee”.

The foregoing provisions shall not apply if the Debentures are traded on the TASE’s Nesher system and/or institutional investors as provided in Section 1.7.1 above, or are registered on the TASE.

After registration of the Debentures on the TASE or institutional investors, the following terms shall apply:

8.4	Any amount of the Debentures can be transferred, provided that it is in whole shekels and effected by a deed of transfer in the form practiced by the Company for transfer of shares, properly executed by the registered owners or their legal representatives.

8.5	The deed of transfer shall be delivered to the registered office of the Company, together with the Debenture and any suitable proof of the identity and entitlement as the Company may request, and together with proof to the Company’s satisfaction of any compulsory government payments. The Company may retain the deed of transfer.

8.6	The Company’s Articles of Association relating to share transfers shall apply, mutatis mutandis, to any transfer or conversin of Debentures.

All the expenses involved in any split ad/or transfer of Debentures, including a handling commission in the case of a split and including any other levies, as applicable, shall be paid by the party applying for the split and/or the transfer, as the case may be. The provisions of this section shall also apply to waiver of a Debenture, mutatis mutandis.

9.	Register of Debenture-Holders

9.1	The Company shall maintain at its registered office, or cause others to maintain in its name, a Register in which the Debenture-Holders are listed, with the addresses of Holders, the bank account to which payments of Principal and Interest will be transferred, and the par value of the Debentures listed in their name as in effect from time to time. Any transfers of ownership of the Debentures made in accordance with Section 8 above, shall also be recorded in the Register.

9.2	As long as they remain Holders, Debenture-Holders may inspect the Register at any reasonable time during the Company’s normal working hours, by appointment with the Company.

9.3	The Company is not required to record in the Register of Debenture-Holders any notice regarding any express, implied or presumed trust, or regarding pledges or charges of any kind, or regarding any equitable right, claim or setoff or any other right in connection with the Debentures. The Company shall recognize only the ownership of the person in whose name the Debentures were registered, provided however that his legal heirs, the administrators of his estate or the executors of his will and any person who is entitled to the Debenture due to the bankruptcy (or liquidation in case of a corporation) of any registered owner, may be registered as owners of such Debentures after furnishing evidence of such claimed rights to the satisfaction of Company management.

9.4	The Company may close the Register from time to time, for a period or periods not to exceed 30 days per year in the aggregate.

10.	Early redemption initiated by the Company

The Company is entitled (but not obliged), at its exclusive discretion, to effect full or partial early redemption of the Debentures during the last two weeks of any calendar quarter, commencing from the day of the private placement and at any time thereafter, including after the Debentures (Series A) have been registered for trading. In the event of early redemption, the Company shall transfer payment of the Proceeds of such Early Redemption (as defined below), subject to and in accordance with the following terms:

10.1

The Company shall deliver written notice to the Debenture-Holders, with a copy to the Trustee, of early redemption of all or part of the outstanding balance of the Debentures, in a single payment that will be paid to the Holders at least 17 days before (inclusive of the 17th day) and not later than 45 days after the date of delivery of such notice (“Early Redemption Date”). The Early Redemption Date shall not fall in the period between the date of record for payment of the Interest and the date of actual payment thereof.

10.2	The amount to be paid to the Debenture-Holders in case of such early redemption (“Early Redemption Amount”) shall be the higher of (a) the obligation under the Debentures (i.e. Principal plus Interest and indexation accrued through the date of the Company’s notice of early redemption); (b) the cash flow balance expected from the Debentures (Principal plus Interest and indexation) up to the original date of payment of the Debentures, capitalized at the yield of government bonds + 0.3%. Such capitalization will be computed as of the Early Redemption Date to the last date fixed for payment of the Debentures.

10.3	“The yield of the government bond” means – the yield in the 21 Business Days ending two Business Days before the date of the notice of early redemption (“Controlling Date of the Notice”) of two series of Galil 5427 and Galil 5481 government bonds.

10.4	On the Early Redemption Date, future payments will be reduced proportionately, and in the event of their full repayment, the Debentures shall expire and shall have no further force or effect. In other words, on partial redemption, the unpaid balance will be redeemed in equal installments according to the number of payments of the Principal still outstanding. In the event of partial redemption, the record date for entitlement to early redemption of the Principal will be 12 days prior to the Early Redemption Date.

10.5	Partial early redemption will be effected pari passu for all Debenture-Holders.

10.6	Payments made as part of such partial redemption will be deemed to have been made first against the indexation and Interest payments (that accrued up to the date of the Company’s notice of the early redemption), and thereafter against the Principal.

11.	Terms of issuance

11.1	The Debentures shall not be secured by any collateral.

11.2	The Debentures shall rank pari passu among themselves, with no priority or preferred right among them.

The Company reserves the right to purchase Debentures at any time, at any price it deems appropriate, without prejudice to the duty to repay the Debentures still held by Debenture-Holders. Debentures purchased by the Company as aforesaid shall be cancelled upon such purchase and shall be delisted (after and insofar as the Debentures have been registered on the TASE) from the TASE, and the Company may not reissue them. A parent company and/or a subsidiary of the Company and/or a corporation in its control and/or the controlling shareholder and/or corporation controlled by a controlling shareholder (directly and/or indirectly) of the Company, may purchase and/or sell Debentures from time to time at their discretion and in accordance with the law. As long as the Debentures are owned by a parent company and/or a subsidiary of the Company and/or a corporation in its control and/or a controlling shareholder and/or a corporation controlled by a controlling shareholder (directly and/or indirectly) of the Company, they shall not grant such entity voting rights at meetings of the Debenture-Holders and shall not be taken into account for the purpose of determining the presence of a quorum or for exercising any other right granted to Debenture-Holders of the Company.

12.	Meetings of Debenture-Holders

Proceedings at meetings of the Debenture-Holders shall as provided in the Second Addendum to the Debenture certificates.

13.	Early repayment demand

13.1	Subject to the provisions of Section 13.3 below and the provisions of the Trust Deed, the Trustee may demand early repayment of the entire outstanding balance of the Debentures, and must do so if so demanded by an extraordinary resolution adopted at the general meeting of Holders of Debentures in circulation at such time, subject, however, to the occurrence of one or more of the following events of default:

(1)	The Company fails to pay any amount, including Principal, Interest, late interest, if any, and indexation payable in connection with the Debentures, within 30 days after the time fixed for such payment, except where the Company provides reasonable proof that such non-payment is due to reasons beyond the Company’s control.

(2)	A court of law gives a permanent order or a binding resolution is made to liquidate the Company or a temporary receiver is appointed for the Company and his appointment is not canceled within 45 days.

(3)	An attachment is imposed on substantially all of the assets of the Company or action is taken to effectuate such attachment, and the attachment is not removed or the action is not cancelled within 45 days, and the Trustee deems such attachment or action to jeopardize repayment of any amount payable by the Company in connection with the Debentures.

(4)	A receiver is appointed for the Company and/or substantially all of its assets, and such appointment is not canceled within 45 days.

(5)	The Company gives notice of its intention to cease payment of all its debts or actually ceases payment of all its debts.

(6)	The Company violates or defaults on any term or covenant included in the Debentures and/or in the Trust Deed, and the Trustee deems this a material violation of the rights of Debenture-Holder, and the Company fails to satisfy such term within 14 Business Days after notice by the Trustee.

(7)	The Rating Company discontinues the rating of the Debentures for a period of more than 45 days, due to the Company’s breach of the agreement with the Rating Company.

(8)	A petition is filed by a third party to provide the Company with protection against creditors under Section 150 of the Companies Law, 5759-1999, and such petition is not withdrawn within 45 days of the court hearing.

(9)	As long as the Debentures have not been registered on the TASE – The Rating Company rates the Debentures lower than “Baa1” (or the corresponding rating on the rating scale of the relevant rating company). For the removal of doubt, it is stated that if the Debentures are rated by a number of rating companies (at the Company’s request), then for the purposes of this sub-section, the lowest of the ratings shall apply.

(10)	As long as the Debentures have not been registered on the TASE – Eurocom Communications Ltd. ceases to be the Controlling Shareholder, as defined in Section 268 of the Companies Law, 5759-1999.

(11)	The Company is liquidated or delisted for any reason, and/or engages in a Merger Transaction as defined in the Companies Law, 5759-1999, and/or reorganizes, and all in such a way that the Company ceases to exist, except in cases where such liquidation and/or delisting and/or merger and/or reorganization do not have an adverse effect on the Company’s obligations, and all subject to the provisions thereof

13.2	As long as the Debentures have not been registered on the TASE – Early repayment of another series of debentures of the Company, in a material amount, is demanded. The Trustee shall notify the Debenture-Holders of the occurrence of an event constituting cause for early repayment as soon as he learns of it.

13.3	Notwithstanding the provisions of Section 13.1 above, early repayment of the Debentures shall not be demanded except after the Trustee has given the Company prior written notice of his intention to take such action and the Company does not respond to such notice within 60 days of its receipt. The notice will demand that the Company pay the amounts in arrears or satisfy the other provisions of the Trust Deed and the Debentures whose violation constitutes cause for the foregoing actions of the Trustee, or that it restore the situation as was prior to the accrual of such cause.

13.4	Notwithstanding the foregoing, should the Trustee believe that a delay as provided in Section 13.2 above might materially jeopardize the rights of Debenture-Holders, he may shorten the notice period or give no notice at all, as he deems necessary, provided that he gives the Company written notice of this to the Company simultaneously with the demand for early repayment of the debt in accordance with Section 13.1 above.

14.	Changes in the terms of the Debentures

No change, waiver and/or settlement in any matter relating to the terms of this Debenture and the rights arising from it, shall be valid unless made in writing by the Company and the Trustee, in accordance with the provisions of Section 26 of the Trust Deed.

15.	Receipts as evidence

Without derogating from the provisions of Section 14 of the Trust Deed regarding “Receipt from Debenture-Holders”, a receipt from a Debenture-Holder for the Principal, Interest or indexation paid to him by the Trustee or by the Company in respect of his Debentures, shall constitute full and final release of the Company or the Trustee, as the case may be, in connection with the amounts stated in such receipt.

16.	Replacement of Debenture certificates

In the event that this Debenture certificate is defaced, lost or damaged, the Company may order its cancellation and issue a new certificate to replace it, provided that the Debenture certificate was submitted to the Company and destroyed by it, or that it was proven to the Company’s satisfaction that the certificate was lost or destroyed and the Company received guarantees to its satisfaction for any possible damages. For every Debenture certificate issued under this Section, a sum shall be paid as determined by the Company from time to time. Levies and expenses involved in the issue of any new certificate shall be borne by the person requesting such certificate.

17.	Jurisdiction

Any and all disputes in connection with the terms of the Debentures and/or the Trust Deed and/or these Overleaf Terms shall be submitted to the courts in Tel Aviv-Yofo, which shall have exclusive jurisdiction.

18.	No representation

Holders are purchasing the Debentures based on their own evaluation and at their own liability, and the Company or representatives (including its executives and/or consultants) have not provided any information or made any representations or warranties in connection with the issuance of the Series of Debentures, including in connection with the condition of the Company, its assets or its obligations.

19.	Notices

19.1	Unless expressly determined otherwise in the terms of the Debentures and/or in the Trust Deed, any notice from the Company to the Debenture-Holders shall be given by registered mail to the last address of the Debenture-Holder recorded in the Register, and any notice sent as aforesaid shall be deemed to have been delivered to the Debenture-Holder seven Business Days after dispatch at the post office, or by publication of notice in two widely-circulated Hebrew daily newspapers in Israel. A notice published in the newspapers shall be deemed to have been delivered 72 hours from the date of its publication.

19.2	Any notice or demand from the Trustee to the Company can be given by registered mail to the Company’s registered office, or to any other address of which the Company notifies the Trustee in writing, and any such notice or demand shall be deemed to have been received by the Company seven Business Days after dispatch at the post office.

19.3	A copy of any notice delivered by the Company to Debenture-Holders shall also be delivered to the Trustee.

20.	General

20.1	No rights claimed in equity, offset rights or counterclaims asserted or underway currently or in the future in connection with the relationship between Holders and the Company shall be taken into account for the purpose of payments of the Principal or Interest to Debenture-Holders.

20.2	Any person that becomes entitled to a Debenture as a result of the bankruptcy or liquidation of a Holders, shall be entitled, upon producing such evidence as the executives of the Company may require from time to time, to be registered as Holder of such Debenture or, subject to these Terms, to transfer the Debenture.

20.3	Notwithstanding the foregoing and subject to the provisions of the law, for the purpose of registering of the Debentures on the TASE, the Company may, at its absolute and exclusive discretion, amend the Trust Deed and/or the Debentures, as and to the extent required by the Israel Securities Authority and/or the TASE and/or the TASE clearing house and/or any other authority, insofar as such amendments are required for Registration on the TASE or for authorization to publish a prospectus, and the consent of the Trustee and/or Debenture-Holders shall not be required.

21.	Early redemption initiated by the TASE

21.1	Should the TASE decide to delist the Debentures (Series A) in circulation because the value of the Series of Debentures (Series A) has fallen below the amount fixed in the TASE directives for delisting, the Company shall take the following action:

21.1.1	Within 45 days of the date of the resolution of the Board of Directors of the TASE, the Company shall give notice of the date of early redemption on which Holders may redeem their Debentures. Notice of such Early Redemption Date will be published in two widely-circulated Hebrew daily newspapers in Israel, and will be delivered in writing to all the registered Debenture-Holders.

21.1.2	The Early Redemption Date will be at least 17 days and no later than 45 days from the date of publication of the notice as stipulated above, but will not be between the date fixed for payment of the Interest and the date of actual payment thereof.

21.1.3	On the Early Redemption Date, the Company shall redeem the Debentures whose Holders have requested such redemption, according to the balance of their par value plus indexation and the Interest accrued on the Principal.

21.1.4	Such early redemption of the Debentures shall not entitle the person that held such Debentures to payment of Interest in respect of the period after the redemption date.

21.1.5	In the event that an Early Redemption Date is fixed due to delisting as described above, this shall not prejudice the redemption rights stipulated in the Debentures (Series A) for any of the Debenture-Holders (Series A) that do not redeem them on such Early Redemption Date, but the Debentures will be delisted from the TASE and they shall bear all tax implications arising from such delisting.